Exhibit 99.1

CERNER COMPLETES ACQUISITION OF SIEMENS HEALTH SERVICES
Combined annual R&D investment of $650 million to drive next generation of health IT;
Cerner, Siemens AG strategic alliance to advance industry innovation

KANSAS CITY, Mo. - February 2, 2015 - Cerner today announced the completion of its acquisition of Siemens Health Services’ assets, client relationships and associates.

Cerner and the former Siemens business unit have a combined annual research and development investment of more than $650 million. The cumulative resources are expected to speed delivery of the company’s next generation of health IT solutions, enabling clients to control costs and improve health care outcomes in their communities.

"By combining client bases, investments in R&D and associates, we are in a great position to lead clients through one of the most dynamic eras in health care,” said Neal Patterson, Cerner chairman, CEO and co-founder. “Cerner remains focused on key development areas including population health, physician experience, open platforms, revenue cycle and mobility. We see these as critical areas of investment to ensure providers can meet growing regulatory demands and control costs, while continuing to improve quality of care."

Cerner and Siemens AG, the former parent company of Siemens Health Services, are also moving forward with a strategic alliance designed to advance industry innovation. The alliance pairs Cerner’s health IT leadership with Siemens AG’s device and imaging expertise. Each organization expects to invest up to $50 million during an initial three-year term. The early focus of the alliance is on integrating diagnostics and therapeutics into the electronic health record.

"Siemens AG is a tenured company with a long and respected track record in health care,” said Patterson. “A unique feature of this acquisition is we’ll continue working with Siemens AG in a R&D capacity, in order to advance the interoperability of electronic health records with medical devices."

Cerner expects revenue in 2015 to be approximately $4.8 billion to $5 billion, with a client base spanning more than 30 countries across more than 18,000 facilities.

"The Cerner client family has grown and so has our team. We’re now more than 21,000 associates strong across a global network, all with the singular focus of advancing the state of the art in health and care,” said Patterson. “We’re assessing the unique business needs of our new clients, and are eager to leverage our combined experience to help them achieve their short-term business goals, and to prepare for what’s on the horizon."

John Glaser, the former CEO of Siemens Health Services, has joined Cerner as a senior vice president and member of the company’s executive cabinet. Glaser will support former Siemens Health Services clients as they transition to Cerner. He will also leverage his extensive health IT background to drive policy, strategic initiatives and market innovations, for Cerner.

Support for Siemens Health Services core platforms will remain in place. Current implementations will continue, and Cerner will support and advance the Soarian® platform for at least the next decade. Cerner will work with all clients to support their short-term and long-term business needs.

The purchase price for the acquisition was $1.3 billion plus working capital adjustments.

About Cerner
Cerner's health information technologies connect people, information and systems at more than 18,000 facilities worldwide. Recognized for innovation, Cerner solutions assist clinicians in making care decisions and enable organizations to manage the health of populations. The company also offers an integrated clinical and financial system to help health care organizations manage revenue, as well as a wide range of services to support clients’ clinical, financial and operational needs. Cerner’s mission is to contribute to the improvement of health care delivery and the health of communities. Nasdaq: CERN. For more information about Cerner, visit cerner.com, read our blog at cerner.com/blog, connect with us on Twitter at twitter.com/cerner and on Facebook at www.facebook.com/cerner.

Certain trademarks, service marks and logos set forth herein are property of Cerner Corporation and/or its subsidiaries. All other non-Cerner marks are the property of their respective owners.

All statements in this press release that do not directly and exclusively relate to historical facts constitute forward-looking statements. Statements relating to the expected benefits of the proposed transaction and Cerner’s post-transaction plans, objectives, expectations and intentions are examples of such forward-looking statements. These forward-looking statements are based on the current beliefs, expectations and assumptions of Cerner’s management with respect to future events and are subject to a number of significant risks and uncertainties. It is important to note that Cerner's performance, and actual results, financial condition or business could differ materially from those expressed in such forward-looking statements. In many instances, the words “estimates”, "expects", "will" or the negative of these words, variations thereof or similar expressions are intended to identify such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: risks inherent with business acquisitions and integrations such as difficulties and operational and financial risks associated with integrating Cerner and the acquired business; managing growth in the new markets in which we offer solutions, health care devices and services; risks related to disruption of management time from ongoing business operations due to the acquisition; failure to realize the synergies and other benefits expected from the acquisition; risk that the assets and business acquired may not continue to be commercially successful; the effect of the announcement of the transaction itself on the ability of Cerner to retain clients and retain and hire key personnel and maintain relationships with key suppliers; unexpected costs, charges or expenses resulting from the transaction; and litigation or claims relating to the transaction or the acquired assets and business. Additional discussion of other risks, uncertainties and factors affecting Cerner's business is contained in Cerner's filings with the Securities and Exchange Commission. The reader should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. Cerner undertakes no obligation to update forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial condition or business over time.
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Contacts
US Media: Kate O'Neill Rauber, +1 913-515-9836, C_ONeillRauber@Cerner.com
EU Media: Distie Profit, +44 (0)77 8978 1815, Distie.Profit@Cerner.com
Cerner Investors: Allan Kells, (816) 201-2445, akells@Cerner.com